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                                                                   EXHIBIT 10.12

                                    AGREEMENT

This agreement is made and entered into by and between Chart Industries, Inc., hereinafter referred to as the "Employer", and the United Steelworkers of America, hereinafter referred to as the "Union".

This Agreement covers those employees of the Employer as defined in Article I - RECOGNITION of the Agreement for the purpose of wages, benefits, hours of work and conditions of employment.

                                    PREAMBLE

The purpose of this Agreement is to set forth certain standards governing matters of wages, hours, terms and conditions of employment; and furthermore to promote and ensure harmonious relations between the Union, the Employer and its employees, to provide for the operation of the plant in a manner that will foster to the fullest extent possible the safety, welfare and health of employees, economy of operation, quality and quantity of output, cleanliness of the plant, protection of the property and maintain and improve the competitive position of the Employer. It is recognized by this Agreement to be the duty of the Employer, Union and the employees to cooperate individually and collectively for the advancement of these objectives.

The parties recognize the attainment of these objectives is furthered by the introduction of new equipment and product designs, new organization and production methods, the enforcement of discipline for just cause, safety and health measures, and the diligent efforts of all employees. The parties recognize and agree that nothing in this Agreement shall be construed to interfere with or prevent the accomplishment of the principles set forth above.

                                    ARTICLE I
                         Responsibilities of the Parties

1.01 Each of the parties acknowledges the rights and responsibilities of the other party and agrees to discharge its responsibilities under this Agreement.

1.02 The Employer, Union and its Local agree not to discriminate against any employee or applicant because of race, creed, color, sex, age, national origin, disability, Veterans' status, union membership or activity or any other characteristic protected under any other federal, state or local statute, administrative regulation or ordinance.

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It is the intent of the parties that any claim of discrimination under this article will be processed through the Grievance/Arbitration provisions of this Agreement before any charge is filed with any governmental agency.

1.03 All provisions of this Agreement shall apply alike to male and female employees (masculine pronouns or references in the Agreement shall be deemed to include feminine pronouns or references).

                                   ARTICLE II
                                   Recognition

2.01 The Employer agrees to recognize the Union as the sole and exclusive collective bargaining agent for all full-time and regular part-time production and maintenance employees of the Employer at its New Prague and Lonsdale, Minnesota facilities except those classified as managers, supervisors, guards, clerical and all other employees, as defined in the National Labor Relations Act, as amended, as per certification by the National Labor Relations Board Case No. 18-RC-16092.

2.02 The Employer shall not enter into any agreement with any employees covered by this Agreement, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement.

                                   ARTICLE III
                         Retention of Management Rights

3.01 Except as expressly modified or restricted by a specific provision of the Agreement, all statutory and inherent managerial rights prerogatives and functions are retained and vested exclusively with the Employer, including, but not limited to, the rights in accordance with the Employer's sole and exclusive judgment and discretion:

     1. to reprimand, suspend, discharge, or otherwise discipline employees for just cause;
     2. to determine the number of employees to be employed and the location of jobs;
     3. to hire employees, determine their qualifications and assign and direct their work
     4. to promote, demote for just cause, lay off, transfer or recall to work employees;
     5.   to maintain the efficiency of operations;
     6. to set the standards of productivity and/or services as to quality and quantity to be rendered;
     7. to determine the personnel, methods, means and facilities by which operations are conducted;

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     8.   to set the starting and quitting time and number of hours and shifts to be worked in accordance with Article XI;
     9. to expand, reduce, alter, transfer, assign jobs, departments or operations in compliance with this Agreement;
     10. to close down or relocate the Employer's operations or any part thereof;
     11. to control and regulate the use of machinery, facilities, equipment, supplies and other property of the Employer;
     12. to introduce new equipment or improved methods, production, distribution, procedures, processes and maintenance methods, materials, machinery and equipment;
     13. to determine the number, location and operation of departments, divisions and other units of the Employer;
     14. to require the observance of safety rules, operating procedures and policy;
     15. to determine the methods of compliance with various federal and state regulations; and to take whatever action is either necessary or advisable to determine, manage and fulfill the mission of the Employer and to direct the Employer's employees;
     16. upon notification to the Union to issue, amend, revise, abolish and enforce reasonable policies, rules, regulations and practices for the operation of the plant and conduct of the employees. Any differences of opinion over the reasonableness of such policies, rules, regulations or practices shall be subject to the grievance procedure commencing at Step 4 within seven (7) days after the Employer's notification.

     In exercising these rights the Employer agrees to observe the other provisions of the Agreement.

3.02 The Employer's or the Union's failure to exercise any right, prerogative or function hereby reserved to it or the Employer's or Union's exercise of any such right, prerogative or function in a particular way, shall not be considered a waiver of the Employer's or Union's right to exercise such right, prerogative or function or preclude it from exercising the same in some other way not in conflict with express provisions of this Agreement.

3.03 The Employer and the Union agree the Employer shall not contract out work or services that would affect bargaining unit employees without first, notifying the Union of such and second, meeting with representatives of the local Union (upon their request within ten (10) workdays of said notification) to confer and look at possible alternatives. The Employer agrees that it will give due consideration to the Union's suggested alternatives.

3.04 If no prior notification is given to the Union, the senior most employee(s) in the classification who could have performed the work shall be paid the equivalent hours worked at the employee's straight time hourly rate. The number of senior employees paid shall be determined by the number of contract people used to perform the work. Additionally, if contracted out work is performed on the weekend or holiday, appropriate premium shall be paid. This provision shall not

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apply if bargaining unit employees decline to perform the said work and/or refuse to work with the contractor's employees.

                                   ARTICLE IV
                                Union Membership

4.01 The Employer agrees that it will not interfere with the right of its employees to become members of the Union and will not exercise discrimination, interference, restraint or coercion against any employee because of membership or non-membership in the Union.

4.02 The Employer agrees to allow two (2) union representatives, either from the International Union or the Local Union, to meet quarterly on the Employer's premises with bargaining unit employees during non-work time in a designated non-work area to solicit membership in the Union. Attendance at such a meeting shall be voluntary.

4.03 The Union, its officers, members, agents or representatives shall not intimidate or coerce employees into membership in the Union, nor shall they discriminate against any employee because of non-membership in the Union.

                                    ARTICLE V
                                 Dues Check Off

5.01 The Employer agrees to deduct union dues and initiation or service fees (for employees electing not to become union members), each as designated by the International Secretary-Treasurer, from wages of employees, who voluntarily execute and provide the Employer with a written authorization to make such deductions. The written authorization shall be irrevocable for a period of not more than one (1) year, or beyond the termination date of this Agreement, whichever occurs sooner. Deductions shall be made from the employee's wages the first (1st) pay period of the month in which the payment is due. Withheld amounts will be forwarded to the Union together with a record of the amount and those for whom deductions have been made.

5.02 The Union shall indemnify and hold the Employer harmless against any and all claims, demands, suits or other forms of liability that shall arise out of, or by reason of action taken or not taken by the Employer for the purpose of complying with any of the provisions of Article V., Dues Check Off, or in reliance on any list, notice or assignment furnished under any such provisions.

5.03 Any refunds due an employee because of duplicate or incorrect payment to the Union will be refunded to the employee by the Union.

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5.04 Where an employee has insufficient earnings for the complete deduction in the pay period agreed upon, no deduction of any amount shall be made. In other cases, where the Union informs the Employer in writing of the omission of a properly authorized deduction, the deduction shall be made in the next month's pay period.

5.05 The provisions of this Article shall be effective in accordance and consistent with applicable provisions of federal and state law.

5.06 All the Employer's obligation under this Article of the Agreement to deduct dues or fees and to forward dues/fees to the Union shall end upon the expiration of this Agreement.

                                   ARTICLE VI
                             NO STRIKE - NO LOCKOUT

6.01 During the term of this Agreement, the Union, it's officers, representatives, stewards, grievance persons, committee members and other employees shall not, in any way, directly or indirectly, instigate, authorize, cause, assist, encourage, condone, engage in or participate in any strike, sympathy strike, slowdown, picketing or any interruption of work at any of the Employer's operations for any reason whatsoever. The Employer agrees there shall be no lockout of employees.

6.02 In the event of an unauthorized strike, sympathy strike, slowdown, picketing or any interruption of work in any form by the employees, a representative of the International and local Union shall immediately, upon request of the Employer, by public notice disavow the unauthorized cessation of work or disruptive activity and the Union shall take immediate action to induce such employees to return to work and cease such activities.

6.03 The failure or refusal on the part of any employee to comply with section
6.01 of this Article shall result in immediate discipline up to and including discharge and such discipline shall be subject to the grievance procedure in
Article XVII only as to the question of fact as to whether or not such employee(s) did engage in such activities. The failure or refusal by a Union officer, representative, steward, grievance person or committee person to comply with the provisions of Section 6.01 of this Article constitutes leading or instigating a violation of Section 6.01, it being specifically agreed that the Union officers, agents, representatives, stewards, grievance persons or committee persons, by accepting such positions have assumed responsibility of affirmatively preventing violations of Section 6.01 of this Article by reporting to work and performing work as scheduled and/or required by the Employer.

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                                   ARTICLE VII
                                  SUCCESSORSHIP

7.01 In the event of a transfer, sale, assignment or closure of the Employer's New Prague and/or Lonsdale operations, the Union shall be notified as soon as practical in advance of such action. Upon written request of the Union, the Employer agrees to meet and confer about the effects of such transfer, sale, assignment or closure upon the bargaining unit employees.

                                  ARTICLE VIII
                              Bargaining Unit Work

8.01 Persons whose regular jobs are not in the bargaining unit shall not perform work so as to replace regular workers or operators on the job, except for the purposes of instruction or management training, in which case such trainees shall not displace or replace any employees in any classification. Non-bargaining unit employees may perform experimental, development and research work as deemed necessary by the Employer.

8.02 It is understood that up to twenty five (25) Coordinator positions and future Coordinator positions may continue to perform bargaining unit work as they previously performed prior to the existence of the collective bargaining agreement. It is further understood that the parties agree that the Employer may increase the number of Coordinators by one (1) for every twenty (20) newly created bargaining unit positions.

8.03 It is further understood that non-bargaining unit employees may perform bargaining unit work in response to emergency situations.

8.04 In consideration of the above, the Employer in case of reduction of the work force, in accordance with Article XV - Seniority and Lay Off, shall reduce the number of Coordinators by one (1) for every twenty (20) bargaining unit employees layed off.

                                   ARTICLE IX
                                       Pay

9.01 The Employer agrees to pay all bargaining unit employees weekly. The specific payday, check distribution and method shall be established by the Employer.

9.02 Unless notified not to report at least two (2) hours prior to the start of their shift, employees who are scheduled and report to work and are prevented from working by conditions outside the control of the Employer to include but not

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limited to acts of God or power outages shall be granted two (2) hours Report
Pay at the employee's regular straight time hourly rate. However, this shall not apply to an employee(s) who are absent without approval on such previous scheduled workday. Report Pay shall be considered as time worked for purposes of overtime calculation.

9.03 At the Employer's discretion, an employee called back to work after completion of his regularly scheduled shift, shall be granted two (2) hour Recall Pay at the employee's regular straight time hourly rate or may be assigned two (2) more hours work. Recall Pay shall be considered as time worked for purposes of overtime.

9.04 Effective with the first pay period following ratification of this agreement pay rates will be increased by forty-five (45) cents per hour. Effective January 4, 2004 pay rates will be increased by forty-seven (47) cents per hour. Effective January 2, 2005 pay rates will be increased fifty (50) cents per hour.

                                    ARTICLE X
                               Job Classifications

10.01 Each employee covered by this Agreement shall be classified by the Employer and receive the hourly rate in accordance with Appendix A of this Agreement.

10.02 During the term of this Agreement, the Employer shall retain the sole discretion to establish, modify and determine the job content of any new or existing job/classification. In the event the Employer establishes a new job or changes an existing job, the Employer will provide written notice to the Union in advance of such Employer action.

10.03 Upon written request from the Union, the Employer shall meet and discuss with the Union the wage rate (pay group) established for the new or changed job classification and the rate (pay group) agreed upon shall become part of the Agreement. Such meeting shall be on non-work time unless determined otherwise by the Employer.

10.04 The Employer retains the right to assign employees to perform any work within any pay group. If an employee is temporarily assigned to a lower pay group, the employee shall retain their current rate of pay. If an employee is temporarily assigned to a higher pay group, the employee shall receive the rate of pay of that pay group effective with the start of the second (2/nd/) pay period.

10.05 The Employer retains the discretion to hire anywhere within the pay group range.

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10.06 There shall be automatic three (3) month incremental increases unless
Documented deficiencies in performance or skill issues exist which may call for increase deferrals not to exceed thirty (30) days. Employer shall notify the Union of any such deferrals.

                                   ARTICLE XI
                                  Hours of Work

11.01 The employee's current work day is the following:
      A. The day shift commences at 5:45 a.m. and is concluded in eight (8) hours at 2:15 p.m., Monday through Friday.
      B. The night shift commences at 2:45 p.m. and is concluded in ten (10) hours at 12:45 a.m., Monday through Thursday.

11.02 All day shift employees will receive a thirty (30) minute unpaid lunch break. Employees leaving the premises for lunch must clock out and clock in upon return. Employees are not permitted to work through their lunch period.

11.03 The Employer shall provide two (2) paid fifteen (15) minute day shift breaks. Night shift employees shall receive three (3) fifteen (15) minute paid breaks with no lunch period. Employees who leave the facility during their break must clock out and in upon return. Employees scheduled to work overtime of two
(2) hours or more prior to the start of their regular scheduled shift, shall receive an additional fifteen (15) minute break immediately preceding the start of their regular shift. Employees scheduled to work overtime two (2) or more hours after the completion of their regular shift, shall receive an additional fifteen (15) minute break prior to the start of the overtime work.

11.04 The hours worked each day or per week will be established to meet work requirements and will be at the sole discretion of the Employer and may be changed from time to time with seven (7) calendar days advance notice when reasonable and practical to provide such notice.

11.05 This Article shall not be construed to be a guarantee of hours of work per day or per week.

11.06 The term full time employee shall be defined for purposes of this Agreement as an employee who is in a schedule consisting of 40 hours per week.

11.07 Employees scheduled to work the second shift shall receive a fifty (50) cent per hour shift premium added to their regular hourly base rate. Employees scheduled to work the thirty-six (36) hour weekend shift shall receive an 11.1% increase in hourly base rate as shift premium.

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                                   ARTICLE XII
                                     Holiday

12.01 The Employer shall provide the following paid holidays: New Year's Day, Memorial Day, Good Friday, Fourth of July, Labor Day, Thanksgiving Day, Friday after Thanksgiving, Christmas Eve Day, Christmas Day and Two (2) Floating Holidays.

12.02 If the holidays fall on a Saturday or Sunday, the Employer will designate either the preceding Friday or the following Monday as the day of observance.

12.03 A full-time employee, who is not on a leave of absence or lay off, shall receive as holiday pay his regularly scheduled hours of work at his straight time rate provided:

          A. The employee is on the active payroll of the Employer and has worked 30 calendar days for the Employer.

          B. The employee works the scheduled workday immediately preceding and immediately following the holiday unless the employee has an approved absence or approved time off. Requests for absence or time off must be made and approved no later than twenty-four (24) hours prior to the requested time off.

          C. An employee returning to work after the holiday may upon occasion be late to start his/her work shift. Such "late start", not to exceed ten (10) minuets, may be judged as a day worked for purposes of satisfying the requirements of 12.03B. Additionally, during the term of this Agreement, due to extenuating circumstances, one absence or tardy, not to exceed four (4) hours, may be judged as a day worked under this section of
               Article XII. The absence/tardy shall, however, be counted as an unplanned absence. The provisions of this Section shall not be subject to the grievance and arbitration articles of this Agreement.

12.04 Should a holiday occur within an employee's vacation period, it shall not be counted as part of such vacation. A day may be added to the vacation period, at the discretion of the employee, provided the employee works his scheduled shift prior to and after the vacation period.

12.05 Unless otherwise agreed upon, employees shall not receive holiday pay for holidays which occur after the expiration of this Agreement and before the execution of any succeeding Agreement.

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                                  ARTICLE XIII
                                Leave of Absence

13.01 Leaves of absence without pay may be granted at the sole discretion of the Employer. When the leave is not approved the reason for denial shall be in writing. The Union shall be provided a copy of the approved leave request. If PTO is required to cover a leave of absence, in no case will the employee's last twenty-four (24) hours of PTO be required to be used.

13.02 Any employee on leave of absence who shall take such leave for the purpose of employment elsewhere shall be considered as having voluntarily quit.

13.03 A leave of absence will be granted to an employee to work with the International Union for a period not to exceed two (2) years and may be renewed for a period of time not to exceed one (1) year. Only one (1) employee may be on International Union leave at one time. An employee on International Union leave shall not earn or accrue seniority for the period of the leave. Upon termination of the leave, the employee will be returned to a similar position and pay group to the one they left.

13.04 The Employer and the Union agree to comply with the provisions of the Americans with Disabilities Act, Family Medical Leave Act and Veterans Reemployment Act.

13.05 An employee who has been elected or appointed by the Union to attend an International, District or State Convention or Steelworker Educational Program(s) will be granted by the Employer a leave of absence without pay for this purpose. Not more that five (5) employees will be granted such leave three
(3) times a year and they must give the Employer a minimum of two (2) weeks written notice. This notice must be confirmed by the local union. Each leave will not exceed one (1) week duration.

13.06 A full time seniority employee requiring time off due to the death in the immediate family (spouse, mother, father, child, brother, sister, stepmother, stepfather, stepchild, and current mother-in-law, father-in-law, daughter-in-law and son-in-law) may be granted a leave of absence with pay for the hours the employee may have worked up to a maximum of three (3) consecutive working days. A maximum of one (1) day leave of absence with pay may be granted in the event of the death of the employee's grandmother, grandfather and current grandmother-in-law, grandfather-in-law, brother-in-law, sister-in-law or grandchild.

13.07 Such leave of absence shall be counted as time worked for purposes of computing overtime pay.

13.08 Upon Employer request, the employee may be required to provide validation of death in order to be paid for such time off.

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13.09 An employee who is required to report for jury duty on a day the employee is scheduled to work shall be excused from work on that day. The employee must notify his supervisor immediately upon receiving notice. The Employer shall pay the difference between the employee's jury duty pay and the employee's regular straight time pay. In order to receive such pay, the employees must submit to the Human Resources Department valid written proof indicating the dates, time served and the amount of compensation for such services.

This section will not apply where an employee voluntarily seeks such service.

13.10 An employee must report to work on all days scheduled when the jury is not in session. Employees who serve less than four (4) hours of jury duty are expected to work one-half (1/2) their shift. Those employees who serve four (4) hours or more of jury duty will be paid for their full shift. Night shift employees shall be excused early from their work shift when they are required to report for jury duty the following day. Jury duty shall be counted as time worked for purposes of overtime calculation.

13.11 Employees will be granted a military training leave of absence if they are required to take time off for attendance at a summer training camp. Employees are required to provide to the Employer a copy of any notification requiring such time off immediately upon receipt by the employee. The Employer will not pay wages for this time period but the employees may elect to use earned PTO.

                                   ARTICLE XIV
                                    Overtime

14.01 All hours worked in excess of forty (40) in a scheduled work week shall be paid at one and one-half (1-1/2) times the employee's straight time rate of pay. An unscheduled day will be paid at the straight time rate up to the forty (40) hour requirement if not previously satisfied. Unless specified otherwise within this Agreement, approved paid leaves of absence or paid personal time off shall be considered as time worked for purposes of overtime calculations.

14.02 An employee assigned to the first shift shall be paid two (2) times his regular straight time hourly rate for all hours worked on the seventh (7) consecutive day provided he has worked the equivalent amount of hours on the sixth (6) consecutive day. If the employee has not worked an equivalent amount of hours on sixth (6) consecutive day, he will be paid one and one-half (1-1/2) times his regular straight time hourly rate for all work performed on the seventh (7) consecutive day.

14.03 An employee assigned to the second (2/nd/) shift shall be paid two (2) times his regular straight time hourly rate for all hours worked on the seventh (7/th/) day provided he has worked an equivalent amount of hours on either the fifth (5/th/) or sixth (6/th/) day. If the employee has not worked an equivalent amount of hours on

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the fifth (5/th/) or sixth (6/th/) day, he shall be paid one and one-half
(1-1/2) times his regular straight time hourly rate for all work performed on the seventh (7/th/) day.

14.04 Employees are expected, as a condition of employment, to work overtime.

14.05 When overtime is required, the Employer will make every effort to notify employees at least two (2) hours prior to the end of the shift or the day before the employees scheduled day off.

14.06 The Employer will attempt to distribute overtime hours evenly among qualified employees with preference given to seniority rotation within specific departments, regardless of shift, when overtime is required. If overtime is denied, it shall be counted as worked for purposes of evenly distributing available overtime.

                                   ARTICLE XV
                              Seniority and Lay Off

15.01 All new employees or an employee rehired after loss of seniority shall be considered to be on probation for the first ninety (90) calendar days of continued employment with the Employer, measured from the most recent date of hire. The Employer, upon written notification to the Union, may extend the probationary period for an additional thirty (30) calendar days. During the probationary period, such employee(s) may be discharged for any cause at the discretion of the Employer without recourse to the grievance and arbitration procedure of the Agreement and without notification to the Union. After an employee completes his probationary period, the employee shall have seniority determined in accordance with Section 15.02 of this Article.

15.02 Following completion of the probationary period, an employee shall be credited with seniority within the plant measured by length of continuous employment with the Employer at the plant measured from the employee's most recent date of hire. If two or more employees have the same seniority, the employee whose name appears earlier on the alphabetical listing of employees shall be deemed as having more seniority. Seniority shall be applicable only as expressly provided in this Agreement.

15.03 Seniority and status as an employee shall terminate for any of the following reasons:

           A. Voluntary quit.
           B. Discharge for just cause.

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          C.   Working for another employer during a leave of absence, in which case the employee shall be considered to have voluntarily quit.

          D. Is absent for three (3) consecutive work days without notifying the Employer.

          E. Exceeds a leave of absence without written approval of the Employer.

          F.   Is layed off in excess of twelve (12) months.

          G. Fails to respond to the Employers notice of recall within two (2) days after certified mail of notice to the last address of the employee as it appears on the records of the Employer, in which case the employee shall be considered to have voluntarily quit.

          H. Fails to report on the agreed upon scheduled date of return to work, in which case the employee shall be considered to have voluntarily quit.

          I.   Retired.

15.04 When in the sole judgment of the Employer, it becomes necessary to effect a reduction in the work force at a plant, the Employer will attempt to make such reductions at the plant in inverse order of seniority, provided the employees remaining have the skill, experience, qualifications and abilities to perform the work available. Recalls from lay off shall be in order of seniority, provided the employees returning have the skill and abilities to perform the work available.

15.05 If an employee is transferred to a classification (including a supervisor/coordinator position) outside the bargaining unit, such employee shall be excluded from the coverage of this Agreement during the period the employee is in said classification.

If within twelve (12) months such employee is re-transferred without interruption in employment with the Employer to a classification within the bargaining unit, the employee will as of the date of re-transfer be credited with the seniority which he had at the time of their transfer in addition to all seniority accumulated during the time the employee worked outside the bargaining unit.

If following twelve (12) months of such transfer the employee is re-transferred without interruption in employment with the Employer to a classification within the bargaining unit, the employee will as of the date of re-transfer, be considered a new employee for all purposes of this Agreement.

It is understood the Employer may make temporary assignments to other classifications without regard to seniority.

15.06 On or before January 15/th/ of each calendar year the Employer shall furnish the Union and post a seniority list. Any employee who disputes the accuracy of such seniority list shall discuss his concern with the Human Resource representative within seven (7) calendar days of the posting before proceeding through Article XVII, Grievance and Arbitration of the labor Agreement.

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                                   ARTICLE XVI
                                   Job Posting

16.01 Bargaining unit employees will be provided with opportunities for shift transfer or promotion to classifications covered by this Agreement on the basis of seniority, providing the employee has the skill, qualifications and ability to perform the job. An employee signing a posting for a shift transfer within the classification posted shall be granted the position prior to an employee signing for promotion. Employees with seniority may bid down to obtain a different classification or shift.

16.02 Employees shall be made aware of promotional or shift transfer opportunities through written job notices posted on Employer designated bulletin boards for seven (7) calendar days. Any employee with six (6) months or more service in their current job classification or one (1) year or more service on their current shift wishing to be considered for such vacancies shall indicate their interest in writing within the posting period. If the Employer simultaneously posts multiple job notices, the employee may indicate multiple interests and if selected for more than one position may determine which job he wishes to accept. Employees not selected for the posted job(s), will be advised as to the reason the employee was not selected.

16.03 Employees taking a scheduled paid or unpaid leave of absence of three (3) weeks or more may submit in writing to their supervisor an indication of job interests they wish to bid on during said leave of absence. Their supervisor shall enter the employee's name on each such job notice that is posted during the period of absence. Employees who are absent due to illness or injury may notify their supervisor in writing of any possible job posting for which they wish to bid.

16.04 The employee selected to fill the posted job must satisfactorily complete a thirty (30) work day training period. If during this training period the Employer determines the employee cannot satisfactory perform the duties of the job, the employee will be returned to his former position if available or may be reassigned without loss of seniority.

                                  ARTICLE XVII
                            Grievance and Arbitration

17.01 A grievance is defined as a dispute or disagreement as to the interpretation or application of the specific terms and conditions of this Agreement. In the event of a grievance, there shall be no work stoppage or slow down, and the matter will be settled in accordance with the procedure set forth.

17.02 Such disputes over the interpretation or application of any terms of this Agreement shall be a "grievance" and will be processed in the following manner:

       Step 1: The aggrieved employee, with or without his grievance person, within three (3) working days after the event giving rise to the grievance or after the employee knows or reasonably should know of the occurrence to be grieved, will discuss and attempt to settle it with the employee's immediate Coordinator and or Area Manager The employee's immediate Coordinator and or Area Manager shall have a period of three
       (3) working day within which to respond.

       Any individual employee or group of employees who elect to present their grievance(s) to the Employer without the intervention of a bargaining representative may do so as long as adjustment is not inconsistent with the terms of the Collective Bargaining Agreement and provided further that the bargaining representative has been given the opportunity to be present at such adjustment.

       Step 2: If the Coordinator's answer is not satisfactory, the Union, no later than five (5) working days after the decision of the Coordinator may reduce the grievance to writing. Any written grievance must be signed and dated by the aggrieved employee and Union representative and set forth the facts giving rise to the grievance; a specified reference to the provisions of the Agreement alleged to have been violated; the names(s) of the aggrieved employee(s); reasons why the verbal answer in Step 1 was not satisfactory; and the remedy sought. The grievance shall be presented at a meeting with the Coordinator, Area Manager and/or Manufacturing Manager or his designee the grievant and two (2) Union representatives within five (5) working days after receipt of the employee's written grievance. The Employer shall give a written answer to the grievant and the Union signed and dated within eight (8) working days of the Step 2 meeting.

       Step 3: If the grievance has not been satisfactorily settled in Step 2, the grievance may be appealed to the Human Resource Manager, or her designee, within three (3) working days after receipt of the Employer's written answer in Step 2. The Human Resource Manager or her designee, and not more than two (2) management representatives, will meet with the grievant and the grievance committee (consisting of not more than two (2) persons) of the Union within eight (8) working days after receipt of the grievance in an attempt to reach a satisfactory settlement or adjustment of the grievance. Within five (5) working days after this meeting, the Employer will give its written answer to the staff representative and the President of the Local Union. Any of the elected Union representatives may be substituted, at the discretion of the Union, in any second or third step grievance meeting. It is understood that suspension and discharges shall be filed directly into the third step of the grievance procedure.

       Step 4: If any Employer's written answer to Step 3 is not satisfactory to the Union, the grievance may be appealed to the Vice President/General Manager or his designee within five (5) working days of the receipt of the Employer's written answer to Step 3. The Vice President/General Manager and not more than three (3) other management representatives will meet with the grievant, two (2) Union representatives and the staff representative of the Union within ten (10) work days after notification in an attempt to resolve the grievance. Within five (5) work days after this meeting, the Employer will give a written answer to the Union, which answer shall be final on the employee, the Union and the Employer, unless it is appealed to arbitration by the Union in accordance with the procedures set forth in the Agreement.

17.03 No grievance shall be accepted by the Employer unless it is submitted or appealed within the time limits set forth in Step 1 of Section 17.02 of this Agreement. If a grievance is not referred or appealed to the next step within the specified time limits, it shall be considered settled on the basis of the Employer's last answer. If the Employer does not provide a written reply to the Union within the specified time limits outlined in step 2 through step 4 of the grievance procedure, the grievance shall result in the grievance being settled in accordance with the request in the grievance. The Union and the Employer shall observe the specified time limits in answering or appealing a grievance. Time limits in each step may be extended by mutual agreement in writing.

                                   Arbitration

17.04 If the Union wishes to carry the grievance beyond the fourth step, the following procedure shall apply:

      A. The Union, through its staff representative, may appeal the grievance to arbitration by giving a written notice to the Human Resource Director or his designee within twenty-one (21) calendar days after the receipt of the Employers answer to Step 4. The failure to appeal a grievance to arbitration within the twenty-one (21) calendar day period shall constitute a waiver of the Union's right to appeal to arbitration.

      B. Within ten (10) work days after the notification to take the matter to arbitration, the parties shall request the Federal Mediation and Conciliation Service (FMCS) to submit a panel of seven (7) qualified arbitrators. Upon receipt of the FMCS panel of arbitrators the parties shall have ten (10) work days to arrange to select the arbitrator. Each party to the dispute shall be entitled to alternately strike a name from the list until only one name remains and this panel member shall be the neutral arbitrator. The order of striking shall be determined by the flip of a coin. The arbitrator shall only have jurisdiction and authority to interpret, apply or determine compliance and/or application of the express provisions of this Agreement at issue between the Union and the Employer. It is understood that the arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the terms of this Agreement. The decision of the arbitrator on the merits of any grievance adjudicated within his jurisdiction and authority shall be in writing and shall be final and binding on the Employer, the Union and the employee(s).

      C. The Employer and the Union shall bear their own costs of the arbitration and shall equally share all expenses and fees of the neutral arbitrator. The grievance procedure may be utilized by the Union in processing grievances on behalf of the employees, either individually or collectively. In processing grievances, the Union shall observe the specified time limits in filing and appealing and the Employer shall observe the specified time limits in answering.

                                  ARTICLE XVIII
                              Union Representation

18.01 The Employer recognizes the right of the Union to designate not more than twenty-one (21) Union representatives from the Employer's seniority list.

18.02 A Union representative, when requested by the grievant, shall be compensated and allowed limited time off for investigating grievances and participating in Step 1 discussions during working hours at their regular hourly rate of pay. In such cases, the Union representative shall seek permission from their immediate Coordinator to leave their assigned duties. The grievant is encouraged to use his work area Union representative when requesting representation.

Permission shall not be unreasonably withheld unless the Coordinator believes there would be a disruption in production or an effect on efficiency of operations. It is understood that each grievance investigation shall be conducted by one Union representative.

Upon receiving permission from the Coordinator, Union representative shall clock out of their job and into the designated indirect account. If the grievance investigation or Step 1 discussion requires the Union representative to leave his assigned area, he shall notify the Coordinator of that area prior to beginning any investigation or discussion. When Union representative leaves the area, he must notify the Coordinator of that area that he is leaving and immediately return to his own work area. When entering his own work area, he shall report immediately to his Coordinator and clock out of the designated indirect account and clock back into his job. Paid time and work time off for such investigation and Step 1 discussion shall not exceed thirty (30) minutes per grievance.

18.03 The Union representative(s) and aggrieved employee(s) participating in Step 2 grievance meetings shall be paid in accordance with the following: Before meeting with the Employer, the employees involved shall clock out of their job and clock into the designated indirect account; at the conclusion of the meeting, they shall clock back into their job and clock out of the indirect account. The time consumed by the meetings, not to exceed two (2) hours each week per Area Manager, shall be paid for by the Employer. Any additional time spent in such grievance meeting shall be unpaid.

18.04 The Union representative(s) and aggrieved employee(s) participating in Step 3 or Step 4 grievance meetings shall be paid in accordance with the following: Before meeting with the Employer, the employees involved shall clock out of their job and clock into the designated indirect account; at the conclusion of the meeting, they shall clock back into their job and clock out of the indirect account. The time consumed by the meeting shall be paid by the Employer. It is agreed by the parties that the meetings held at these steps shall be limited to discussion of the facts pertaining to the resolution of the grievance(s) involved.

18.05 Union representatives or aggrieved employees shall not be paid for any time spent after Step 4 or at any arbitration proceedings.

18.06 A representative of the International Union, upon request to the Human Resource Director, shall be granted permission to visit the plant at a mutually satisfactory time for the purpose of investigating any grievance arising out of this Agreement. During such visit, the Union representative shall be accompanied to a designated non-work meeting area, shall comply with all applicable rules of the Employer and shall not interfere with the operations of the plant nor with the duties of employees. A Union representative or local union officer who wishes to meet with the Union representative in the Employer designated area may so do upon receiving permission from his immediate Coordinator. The paid time and work time off shall not exceed thirty (30) minutes. Upon receiving permission, Union representative or local union office shall clock out of his job and clock into the designated indirect account and upon return to his area clock into his job and out of the indirect account.

18.07 The Employer acknowledges the right of the Union to appoint or otherwise select a Negotiation Committee composed of not more than five (5) members who are regular employees of the Employer. The Union agrees to notify the Employer in writing as to the members of the negotiating committee. All employee time participating in negotiations shall be unpaid. The Employer will credit the Union negotiating committee with pension credit for time spent in negotiation sessions only.

                                   ARTICLE XIX
                                 Bulletin Boards

19.01 The Employer shall provide eight (8) bulletin boards situated at agreed upon locations to be used for the posting of Union notices. The President of the Local Union or his designated representative shall be the Union officials to sign and post Union notices. Only the posting of meeting notices, elections, names of representatives and officers of the Union, and general noncontroversial matters concerning the business of the Union may be posted. All matters to be posted shall be presented by the Union representative to the Human Resources Manager or her designee for review and approval.

                                   ARTICLE XX
                         Personal Time Off and Vacation

20.01 Full-time employees, after satisfactory completing their probationary period, shall accrue Personal Time Off (PTO) from the first day of the month following their date of employment. An employee absent from work or layed off in excess of four (4) weeks will not accrue PTO until the first of the month following the employee's return to work.

20.02 Eligible employees shall accrue PTO hours as follows:
                Less than one (1) year                5.4 hrs./month
                One (1) through four (4) years        8.7 hrs./month
                Five (5) through seven (7) years 10.1 hrs./month Eight (8) through fourteen (14) years 13.4 hrs./month
                Fifteen (15) or more years            16.8 hrs./month

      Employees may accrue a maximum of 240 PTO hours. Employees with balances exceeding 240 hours at the beginning of the month shall have until the end of that month to bring their balance including the current month accrual below the 240 maximum or such hours shall be lost.

20.03 A minimum of two (2) or more consecutive hours of PTO may be requested. Requests exceeding two (2) hours must be made in whole hour increments. The Employer will not grant PTO requests that result in a deficit balance. Likewise, employees having a PTO balance who request time off without pay shall be required to utilize such PTO first before consideration will be given for time off without pay.

20.04 Personal Time Off plus time worked cannot total more than the employee's scheduled hours in a regular straight time work shift.

20.05 Employees requesting PTO of one (1) week or more shall make such request at least two (2) weeks in advance. For requests of less than one (1) week, such request shall be at least equal in advance notice to the amount of PTO requested.

20.06 Employees, at their discretion, may use all accrued and unused PTO during any plant shut down or lay off periods. If such periods exceed four (4) weeks, employees shall have the balance of their accrued and unused PTO paid out.

20.07 Employees who voluntarily terminate or retire shall be paid for all unused accrued PTO hours through the month preceding their last day worked to a maximum of 240 hours.

                                   ARTICLE XXI
                                Safety and Health

21.01 The Employer, Union and employees agree to cooperate and to work toward the continuing objective of reducing accidents and employee health hazards. To this end, the Employer shall continue its efforts to make provisions and policies for the safety and health of the employees. The parties recognize their obligations and/or rights under existing Federal and state laws with respect to safety and health matters. In this regard, it is the intent of the parties that any concern of safety or health be processed through the provisions of this Agreement before any charge be filed with any governmental agency.

21.02 In an effort to provide a safe work environment for all employees, the Employer shall form a Safety committee. The committee shall be chaired by the Safety Manager and be comprised of elected bargaining unit employees representing designated work areas, two bargaining unit employees at large appointed by the local Union and Employer representatives. The number of Employer representatives shall not exceed the number of bargaining unit members. Bargaining unit members shall serve two (2) year terms. Bargaining unit members on the committee should be elected through nomination and election by bargaining unit employees in the designated work area. Fifty (50) percent of the committee shall be selected new each year. The committee shall meet monthly and strive for pro-active/preventive rather than reactive approaches to safety and health concerns.

21.03 Standard industrial safety glasses shall be worn in production areas by all employees and shall be provided by the Employer. The Employer shall provide lenses and frames for employees who have accrued seniority and require prescription glasses. Prescription glasses will be replaced if broken in the course of work activities or every two (2) years provided there is a dramatic change in the prescription. Employees may be required to verify damage or prescription change before replacement is provided.

21.04 All employees shall wear hard hats and hearing protection as directed by the Employer and refrain from wearing rings, loose fitting jewelry, necklaces and dangling earrings during working time.

21.05 The Employer at its sole discretion may establish or modify safety recognition programs. Any changes will be discussed with the Safety Committee before making a final decision.

21.06 Upon successful completion of the ninety (90) probationary period, all full-time employees shall be eligible to received annually a total of four (4) uniform items or in lieu of two (2) uniform items a one hundred (100) dollar safety shoe allowance may be chosen. All employees are strongly encouraged to wear the Employer provided uniform.

                                  ARTICLE XXII
                               Tool Accountability

22.01 The Employer shall issue tools and equipment to employees. Employer issued tools and equipment are the responsibility or the employee and shall be properly used, maintained and returned to the Employer upon termination, voluntary separation or lay off. Any employee who fails to return Employer issued tools or equipment shall have the cost of those tools/equipment withheld from their final pay check. Any remaining balance due shall be billed directly to the employee. Tools and equipment supplied by the Employer shall never be removed from the Employer's premises and shall not be used for personal reasons or projects, unless specifically authorized in advance by the employee's supervisor. Employer issued tools/equipment shall be replaced by the Employer upon return of the originally assigned broken or damaged tool/equipment. Failure to return the broken or damaged tool/equipment shall result in the employee replacing the tool or equipment at the employee's cost.

22.02 The Employer shall provide a locked area or locker for employees to secure Employer issued tools and equipment. Employees shall provide their own locks.

                                  ARTICLE XXIII
                                   Activities

23.01 The Employer shall provide time off with pay for employees who participate in New Prague volunteer activities as firemen, military honor guards, medical technicians or ambulance attendants.

23.02 Employees who participate in similar volunteer activities outside of New Prague may receive time off without pay.

23.03 Employees must request approval for such time off from their supervisors as far in advance as possible and must return to their scheduled work shift after the activity if there are two or more remaining hours in their scheduled work shift. The Employer may request validation of participation in such activity.

23.04 It is agreed between the parties that the Employer shall retain the sole discretion to unilaterally modify, revise or eliminate any provisions or practices under this Article. Additionally, the Employer shall retain the sole discretion to unilaterally modify, revise or eliminate practices and policies that pertain to the current Employee Recreation Club, Service awards and Improvement Programs.

23.05 The Employer's only obligation under the provisions of this Article is to provide the Union ninety (90) days written notification before modifying, revising or eliminating any practices, policies or provisions under the sections of this Article.

                                  ARTICLE XXIV
                                  Field Service

24.01 The Employer retains the unilateral right to select and designate certain qualified employees to be available and willing to perform off-site field service and repair work. Employees selected shall receive an additional two dollar and fifty cents ($2.50) per hour Field Service Premium over the hourly rate of their current classification for all hours worked (off-site) at the customer location while holding such designation.

24.02 When assigned to work off-site, the employee(s) shall receive their regular rate of pay on the day of departure for all reasonable time incurred from the point of departure to the employee's final destination of the day. When at the customer location, the employee shall earn the Field Service Premium in addition to their regular rate of pay. On the day of return, the employee(s) shall receive their regular rate of pay for all reasonable time incurred from the point of departure and end upon the employee's final point of destination of the day.

24.03 Employees performing off-site field service and repair work will be reimbursed a maximum of thirty (30) dollars per day for receipted meals. Lodging will be reimbursed at the rate equivalent to a moderate priced (Holiday Inn) motel. Required air transportation and/or automobile rental must be arranged through the Employer designated travel operator. Employees shall receive the mileage reimbursement rate corresponding to the published IRS rate when the employee uses their personal automobile for Employer related business.

24.04 Overtime computation will include all hours worked as defined above. The Field Service Premium will not roll into the overtime calculation.

                                   ARTICLE XXV
                             Drug and Alcohol Policy

25.01 By reference the parties have negotiated a Drug and Alcohol Policy.

                                  ARTICLE XXVI
                                 Savings Clause

26.01 Should any provision of this Agreement be declared illegal by any court of competent jurisdiction, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect, and the parties shall thereupon meet and confer in good faith regarding a substitute provision which is in conformity with the applicable law.

                                  ARTICLE XXVII
                              Duration of Agreement

27.01 The Agreement shall become effective on November 17, 2002 and shall remain in effect through January 15, 2006.

Either party desiring to change, modify or terminate the Agreement must notify the other in writing at least sixty (60) days prior to January 15, 2002, the expiration date of this Agreement. If such notice is given and the parties fail to reach agreement by the expiration date of this Agreement, then this Agreement shall in all respects be deemed void and terminated.

Date __________________ , 2003

UNITED STEELWORKERS OF AMERICA                 CHART INDUSTRIES, INC.

_______________________________________    ______________________________
Leo W. Gerard , President                  Eric Rottier

_______________________________________    ______________________________
James D. English, Secretary-Treasurer      Rick Strand

_______________________________________    ______________________________
Richard H. Davis, Vice Pres. of Admin.     Cheryl Bartusek

_______________________________________    ______________________________
Leon Lynch, Vice Pres. of Human Affairs    Fred Simon

_______________________________________
David A. Foster, District 11 Director

_______________________________________
Tara Widner, Staff Representative

_______________________________________
Rick Kadrlik, Negotiating Committee

_______________________________________
Greg VonBank, Negotiating Committee

_______________________________________
Janet Weiers, Negotiating Committee

_______________________________________
Bruce Efta, Negotiating Committee

_______________________________________
Emil Pexa, Negotiating Committee

                                   APPENDIX A
                          Classifications and Pay Rates

-----------------------------------------------------------------------------------------------
                          GROUP 4
-----------------------------------------------------------------------------------------------
             AI Boxer                  Liquid Penetrant Tester
             AI Light Assembler        Machine Operator
             Parts Washer              Material Handler
             Maintenance Helper        Wrapper
             Welder Helper             Buffer
-----------------------------------------------------------------------------------------------
             Pay Rate
             11/17/02                1/4/04         1/2/05
Start        9.46                     9.93           10.43
3 months     10.17                    10.64          11.14
6 months     10.88                    11.35          11.85
9 months     11.59                    12.06          12.59
12 months    12.30                    12.77          13.27
15 months    13.01                    13.48          13.98
18 months    13.72                    14.19          14.69
21 months    14.43                    14.90          15.40
Full Rate    15.19                    15.66          16.16
-----------------------------------------------------------------------------------------------
                               GROUP 5                                     GROUP 6
-----------------------------------------------------------------------------------------------
             Overhead Crane Operator                          LPV/JPV Roller Operator
             Electro Polisher                                 Maintenance Tech 6
             Inventory Accuracy Coordinator                   Mass Spec/Welding
             Machinist                                        Q.C. Inspector 6
             Maintenance Tech 5                               Specialty Machinist
             Mass Spec/Pumping                                Welder 6
             Painter                                          Straddle Crane Operator
             Pipe Bender                                      Programmable Plasma Cutter
             Plasma Cutter
             Purchase Rec./Inspect Tech
             Q.C. Inspector 5                                 *Rates Paid Above Group 6
             Shear Operator                                   NDE                   $1.00
             Shipping/Receiving Coordinator                   Master Welder         $1.00
             Truck Driver                                     Jig and Fixtures      $1.00
             Welder 5                                         Electrician           $3.00
             AI Liquid Test/Mass Spec Operator                Electronic Tech       $8.78

-----------------------------------------------------------------------------------------------
             Pay Rate                                         Pay Rate
             11/17/02        1/4/04        1/2/05             11/17/02     1/4/04      1/2/05
Start        10.24            10.71         11.21             10.93         11.40       11.90
3 months     11.02            11.49         11.99             11.77         12.24       12.74
6 months     11.80            12.27         12.77             12.61         13.08       13.58
9 months     12.58            13.05         13.55             13.45         13.92       14.42
12 months    13.36            13.83         14.33             14.29         14.76       15.26
15 months    14.14            14.61         15.11             15.13         15.60       16.10
18 months    14.92            15.39         15.89             15.97         16.44       16.94
21 months    15.70            16.17         16.67             16.81         17.28       17.78
Full Rate    16.48            16.95         17.45             17.65         18.12       18.62
-----------------------------------------------------------------------------------------------

                                   APPENDIX B
                                  Lead Persons

     Employees working as Lead Persons shall receive a twenty-five (25) cents per hour premium over the top of their rate or the rate of the classification they lead, whichever is greater. Effective with the first pay period after ratification of this agreement Lead Persons will receive an additional twenty-five (25) cents per hour and twenty-five cents per hour effective January 4, 2004. Lead Persons shall be selected solely by the Employer.

                                   APPENDIX C
                              Tuition Reimbursement

     Full-time employees who have accrued seniority of at least one (1) year shall be eligible for tuition and book reimbursement not to exceed $1,500 per calendar year for work related courses taken at accredited educational institutions. Reimbursement shall be made upon verification of satisfactorily completing the course along with properly receipted expenditures.

                                   APPENDIX D
                                  Pension Plan

     The Employer shall offer a Pension Plan to all bargaining unit employees who have satisfactorily completed their probationary period. The benefit level for all active eligible employees shall be twenty-five dollars ($25.00) for all benefit service earned as defined by the Plan. All aspects and operations of this Plan shall be governed by the Plan documents and shall not be subject to the grievance and arbitration provisions of this Agreement. If any conflict arises between the Plan documents and this section of the Agreement, the terms of the Plan's documents shall control. Except as to benefit level, the Employer shall retain sole right to modify or amend the Plan without notice or bargaining to the extent permitted by ERISA, the IRC or other related regulations.

                                   APPENDIX E
                              Life & AD&D Insurance

     The Employer shall provide employees with life insurance equal to one (1) times the employee's annual basic earnings as defined by the Plan not to exceed fifty (50) thousand dollars. All aspects of this Plan shall be governed by the Plan's document and shall not be subject to grievance or arbitration. If any conflict arises between the Plan and this section, the terms of the Plan's documents shall control.

     The Employer shall provide employees with Accidental Death and Dismemberment Insurance equal to one (1) times the employees annual basic earnings as defined by the Plan not to exceed fifty (50) thousand dollars. All aspects of this Plan shall be governed by the Plan's document and shall not be subject to grievance or arbitration. If any conflict arises between the Plan and this section, the terms of the Plan's documents shall control.

                                   APPENDIX F
                                Health Insurance

     All full-time employees, after a prescribed waiting period, shall be eligible to participate in the Employers health insurance plan(s) as described by the Employee's Group Benefit Plan booklet. Upon thirty (30) days written notice and subsequently informing the Union of specific changes to the plan(s), the Employer may modify, amend or change carriers, benefit levels or terms of coverage without negotiation or approval by the Union, provided the employee/Employer cost sharing is the same for all employees (union and non-union) regularly assigned and working at the New Prague and Lonsdale facilities.

     The Employer's liability in any claim for benefits under these group insurance plans is governed by the plan documents and is limited to the benefits provided by the specific plan. A copy of these plans shall be given to each employee.

                                   APPENDIX G
                                Dental Insurance

     All full-time employees, after a prescribed waiting period, shall be eligible to participate in the Employer existing Dental Insurance plan as described by the Employee's Group Benefit Plan booklet. Upon thirty (30) days written notice and subsequently informing the Union of the specific changes to the plan, the Employer may modify, amend or change insurance carriers, benefit levels or terms of coverage without negotiation or approval by the Union, provided the employee/Employer cost sharing is the same for all employees (union or non-union) regularly assigned and working at the New Prague or Lonsdale facilities.

     The Employer's liability in any claim for benefits under this group insurance program is governed by the plan documents and is limited to the benefits provided by the specific plan. A copy of the plan shall be given to each employee.

                                   APPENDIX H
                                    401K Plan

     The Employer shall offer eligible employees a savings plan qualified under the Internal Revenue Code ("IRC"). The Employer anticipates continuing to match employee contributions at the rate designated by the plan as of January 1, 2000 Although the Employer anticipates continuing contributions at those rates, the Employer shall retain its current rights under the Plan to unilaterally increase, decrease or terminate Employer contributions and to determine other aspects of the Plan operation. The Employer shall provide the Union thirty (30) days written notice prior to implementing any changes in the Plan and shall not terminate the plan without discussing such action with the Union.

     All aspects of the Plan, including but not limited to eligibility requirements, contribution levels, employer match, borrowing and withdrawal shall be governed by the Plan and applicable statutes and regulations.

     Disputes regarding participation and operation of the Plan shall not be subject to grievance or arbitration under this Agreement. If any conflict arises between the Plan, this Agreement and applicable statutes and regulations, the terms of this Plan and the applicable statutes and regulations shall control.

                                   APPENDIX I
                              Flex Spending Account

     The Employer shall provide a Flex Spending Account for pre tax payroll deductions to be used for out-of-pocket medical and/or day care expenses and group insurance premium payments.

                                   APPENDIX J
                                 Incentive Plan

The Employer will provide all non-probationary bargaining unit employees with an incentive pay plan to better instill a working environment of enhanced cooperation, teamwork, conduct, positive attitude, performance and commitment. The Employer shall have complete and sole discretion to design, implement , revise or terminate such incentive plan. Any and all Employer payments pursant to any such plan shall be in addition to the wage rates and benefits provided by other Articles of this Agreement.

     The amount of payment, not to exceed one thousand ($1000.00) dollars per bargaining unit employee shall be based on criteria consistqant with the New Prague management plan. This plan will be effective January 1, 2003, and annually thereafter through December 31, 2005. The Union will be provided information regarding the terms of the plan, including criteria, calculation of payments or amounts of payments for bargaining unit employees.

     No terms of or payment or nonpayment pursuant to the plan shall be subject to negotiation, the grievance procedure or arbitration provisions of the collective bargaining agreement between the parties.

                                   APPENDIX K
                              Short Term Disability

     Effective for all claims filed on January 1, 2003, all full time bargaining unit employees are elegible to participate in the Short Term Disability
     (STD) plan at a benefit rate of seventy (70) percent of the straight time hourly rate up to twenty six (26) weeks after satasfying all required elegibility and waiting periods. STD benefits will be reduced by any other disability benefits employees may receive.

[LOGO]     Storage System Division


                                                           407 Seventh Street NW
                                                            New Prague, MN 56071


                                  June 25, 1998

Mr. Thomas M. Hoffman
Sub District Director
United Steelworkers of America
2829 University Ave. SE
Suite 100
Minneapolis, MN  55414

Dear Mr. Hoffman;

Effective with the commencement date of the Agreement this letter will clarify MVE's policy with regard to temporary employees, temporary service and seasonal employees. Employer may keep these people working in bargaining unit jobs for a period not to exceed ninety (90) calendar days. During this time these people will not be subject to the terms and conditions of the Agreement. At the conclusion of the ninety (90) calendar day period they would serve a thirty (30) calendar day probationary period. Upon the successful completion of the probationary period they would become full time employees. After the employee completes his probationary period the employee shall be credited with seniority measured by the commencement of the most recent ninety (90) day period.

Sincerely,

Scott Brittain
Director of Human Resources

                                TABLE OF CONTENTS

         Article               Title                                       Page
         -------               -----                                       ----
                               Agreement                                       1
                               Preamble                                        1
          I                    Responsibilities of the Parties                 1
          II                   Recognition                                     2
          III                  Retention of Management Rights                  3
          IV                   Union Membership                                4
          V                    Dues Check Off                                  4
          VI                   No Strike No Lockout                            5
          VII                  Successorship                                   6
          VIII                 Bargaining Unit Work                            6
          IX                   Pay                                             6
          X                    Job Classifications                             7
          XI                   Hours of Work                                   8
          XII                  Holiday                                         9
          XIII                 Leave of Absence                               10
          XIV                  Overtime                                       11
          XV                   Seniority and Lay Off                          12
          XVI                  Job Posting                                    14
          XVII                 Grievance and Arbitration                      15
          XVIII                Union Representation                           17
          XIX                  Bulletin Boards                                19
          XX                   Personal Time Off and Vacation                 19
          XXI                  Safety and Health                              20
          XXII                 Tool Accountability                            21
          XXIII                Activities                                     22
          XXIV                 Field Service                                  22
          XXV                  Drugs and Alcohol                              23
          XXVI                 Savings Clause                                 23
          XXVII                Duration                                       24

          Appendix A           Classifications and Pay Rates                  25
          Appendix B           Lead Persons                                   26
          Appendix C           Tuition Reimbursement                          26
          Appendix D           Pension Plan                                   26
          Appendix E           Life and AD&D Insurance                        26
          Appendix F           Health Insurance                               27
          Appendix G           Dental Insurance                               29
          Appendix H           401K Plan                                      30
          Appendix I           Flex Spending Account                          30
                               Letter of Understanding                        31

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